Exhibit 99.2

BLUE COAT ANNOUNCES PRIVATE EQUITY INVESTMENT

Francisco Partners and Sequoia Capital Invest $42 Million

SUNNYVALE, Calif., June 23, 2006 – Blue Coat® Systems (NASDAQ: BCSI), a leader in secure content and application delivery, today announced an investment by Francisco Partners and Sequoia Capital. Francisco Partners and Sequoia Capital purchased shares of Blue Coat Series A Preferred Stock, which are convertible into 2,400,000 shares of Blue Coat common stock at $17.525 per share for a total value of approximately $42 million. The preferred shares contain a liquidation preference, a redemption feature, certain registration rights, and entitle the Series A preferred shareholders to elect one member of the Board of Directors of the Company. The Company intends to use a portion of the proceeds to acquire the assets of the NetCache business from Network Appliance (see separate press release also issued today). The balance of the proceeds is available for general corporate purposes.

“We are pleased that Francisco Partners and Sequoia Capital share our vision of creating and building out the application delivery infrastructure and the opportunity it brings,” said Brian NeSmith, president and chief executive officer of Blue Coat Systems. “Their investment enables us to continue investing in our strategic initiatives.”

“We are excited to partner with Blue Coat to facilitate and finance the acquisition of the assets of the NetCache business,” said Keith Geeslin, Managing Director of Francisco Partners. “This combination creates a strong platform that addresses the needs of organizations of all sizes for secure content and application delivery over the Internet. We look forward to working with Blue Coat management to build on its strong core franchise, enhanced by the assets of the NetCache business, to create a market leading company.”

To discuss both this transaction and the asset acquisition, Blue Coat will host a conference call on Friday, June 23, 2006 at 8:00 a.m. Eastern time (5:00 a.m. Pacific time). A live Webcast of the call will also be available at http://www.bluecoat.com/aboutus/investor_relations. The live conference call can be accessed by dialing (612) 288-0337 with the passcode 834069. A playback of the call will be available until midnight on June 30, 2006, and can be accessed by dialing (320) 365-3844, passcode 834069. An archive of the Webcast will also be available at http://www.bluecoat.com/aboutus/investor_relations.

About Blue Coat Systems

Blue Coat secures Web communications and accelerates business applications across the distributed enterprise. Blue Coat’s family of appliances and client-based solutions – deployed in branch offices, Internet gateways, end points, and data centers – provides intelligent points of policy-based control enabling IT organizations to optimize security and accelerate performance for all users and applications. Blue Coat has installed more than 25,000 appliances worldwide and is ranked #1 by IDC in the Secure Content and Application Delivery segment. Blue Coat is headquartered in Sunnyvale, California, and can be reached at (408) 220-2200 or www.bluecoat.com.

About Francisco Partners

With $4.8 billion of capital under management, Francisco Partners (“FP”) is one of the world’s largest technology-focused private equity funds. The firm was founded to pursue structured investments in technology companies at strategic, technological, and operational inflection points. FP pursues investment opportunities where domain knowledge, strategic insight and long-term focus generate a differentiated view of investment value and drive superior investment returns. FP makes majority and minority investments in private companies, public companies, and divisions of public companies. The principals of Francisco Partners have a proven track record, having invested in excess of $3.0 billion of equity capital in over 50 technology companies. For additional information, visit www.franciscopartners.com.

About Sequoia Capital

Since 1972, Sequoia Capital has provided early stage and growth stage venture capital for very smart founders and executives who have turned great ideas into sustainable companies of enduring value. As the “Entrepreneurs Behind the Entrepreneurs”, Sequoia Capital’s Partners have worked with accomplished innovators and operators who built great franchises such as Agile Software, Apple Computer, Cisco Systems, Flextronics, Google, Informix, Linear Technology, LSI Logic, Microchip, NetScaler, NetScreen, Network Appliance, nVidia, Oracle, PayPal, Pixelworks and Yahoo! To learn more about Sequoia Capital visit www.sequoiacap.com.

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FORWARD LOOKING STATEMENTS: The statements contained in this press release that are not purely historical are forward-looking statements, including statements regarding Blue Coat Systems’ expectations, beliefs, intentions or strategies regarding the future, and including statements regarding the benefits to be gained by Blue Coat Systems through the private equity investment, the financial impact on Blue Coat Systems of the private equity investment, and including statements regarding the benefits to be gained by Blue Coat Systems through the private equity investment. All forward-looking statements included in this press release are based upon information available to Blue Coat Systems as of the date hereof, and Blue Coat Systems assumes no obligation to update any such forward-looking statements. These forward-looking statements may differ materially from actual events or results due to numerous risks and uncertainties, including increasing competition and slower growth in the proxy appliance segment; limitations in our ability to forecast quarterly operating results, which have been and may continue to be volatile; variations in the amounts and timing of sales through our channel partners and to other customers; difficulties in generating significant sales in international markets; manufacturing and sourcing risks; variations in customer demand for our product mix and services; our reliance on third party partners; product defects; rapid technological changes or other changes in the competitive environment; our ability to protect our proprietary technology; our ability to integrate and operate acquired businesses and technologies successfully; additional costs and resources necessary to address SEC investigations, litigation, or product liability claims; currency fluctuations and other international factors; and macroeconomic conditions. These and other risks relating to Blue Coat Systems’ business are set forth in Blue Coat Systems’ most recently filed Form 10-Q for the quarter ended January 31, 2006, and other reports filed from time to time with the Securities and Exchange Commission.

Note: All trademarks, trade names or service marks used or mentioned herein belong to their respective owners.

Media Contact:	Steve Schick Blue Coat Systems steve.schick@bluecoat.com 408-220-2076	Investor Contact:	Carla Chun Blue Coat Systems carla.chun@bluecoat.com 408-220-2318